Exhibit 4.16
Summary of BSA Plans

As at January 1, 2024, six BSA share warrant plans were outstanding: BSA 2014-4, BSA 2014-5, BSA 2015-11, BSA 2015-12, BSA 2017-1, and BSA 2018-1.

Share warrants (bons de souscription d’actions), or BSAs, entitle a holder to exercise the warrant for the underlying vested shares at an exercise price per share determined by our board of directors and at least equal to the fair market value of an ordinary share on the date of grant. In addition to any exercise price payable by a holder upon the exercise of any share warrant, share warrants need to be subscribed for at a price which is determined by the board of directors at the time of the grant.

Administration. Pursuant to delegations granted at our annual meeting, our board of directors determines the recipients, dates of grant and exercise price of share warrants, the number of share warrants to be granted and the terms and conditions of the share warrants, including their exercise period and their vesting period. In its discretion, the board of directors has the authority to extend the exercise period of share warrants post-termination.

Underlying shares. Each BSA 2014-4, each BSA 2014-5, each BSA 2015-11, each BSA 2015-12, each BSA 2017-1, and each BSA 2018-1 gives the holder the right to purchase one (1) ordinary share. The number of shares to which the exercise of the BSAs entitles the holder has been multiplied by 100 for all BSAs issued prior to the division by 100 of the nominal value of the shares, decided by our general meeting on February 20, 2015.

Allocation. Our BSAs are generally subscribed by officers, directors, employees, consultants or partners of our company. BSAs 2017-1 and BSAs 2018-1 may not be transferred except specific authorization granted by the Board of the Company. BSAs 2014-4 and BSAs 2014-5 may not be transferred save in case (i) the board of directors expressly authorizes such transfer or (ii) of the holder’s death to his/her heirs, who may exercise the exercisable BSAs as of the holder’s death and for a period of 6 months thereafter, failing which the BSAs will become null and void. BSAs 2015-12 may not be transferred save in case (i) the board of directors expressly authorizes such transfer or (ii) of the holder’s death.

Standard terms. The conditions to exercise our BSAs are as follows:

a)A portion of the BSAs 2014-4 will be exercisable, in one or several occasions, as at the allocation date, while the rest of the BSAs will be exercisable only if qualitative and/or quantitative objectives set by the Board are met. In any event, except in the event of dismissal for serious misconduct or gross negligence, the exercisable BSAs must be exercised by the beneficiary within ninety (90) days of ceasing to be an employee. If they are not exercised within this period or in the event of dismissal for serious misconduct or gross negligence, the exercisable BSAs will become null and void.

b)The BSAs 2014-5 will be exercisable, in one or several occasions, only if qualitative and/or quantitative objectives set by the Board are met. In any event, except in the event of cessation of the activity for serious misconduct or gross negligence, the exercisable BSAs must be exercised by the beneficiary within ninety (90) days of ceasing the activity they carry out for the company. If they are not exercised within this period or in the event of cessation of activity for serious misconduct or gross negligence, the exercisable BSAs will become null and void.

c)The BSAs 2015-11 will be exercisable pro rata to the number of months elapsed from their allocation over a total period of thirty-six (36) months, in one or several occasions. In any event, except in the event of dismissal for serious misconduct or gross negligence, the exercisable BSAs must be exercised by the holder within ninety (90) days of ceasing to be a member of the Company’s Board of Directors. If they are not exercised within this period or in the event of dismissal for serious misconduct or gross negligence, the exercisable BSAs will become null and void.

d)The BSAs 2015-12 will be exercisable pro rata to the number of months elapsed from their allocation over a total period of forty-eight (48) months, in one or several occasions, it being specified that the beneficiary may only exercise the BSAs at the end of a period of one (1) year from their allocation. In any event, except in the event of dismissal for serious misconduct or gross negligence, the exercisable BSAs must be exercised by the holder within ninety (90) days of ceasing to be a member of the Company’s Scientific Committee. If they are not exercised within this period or in the event of dismissal for serious misconduct or gross negligence, the exercisable BSAs will become null and void.

e)The BSAs 2017-1 will be exercisable for one third on the allocation date, for one third on March 18, 2018 and the balance on September 19, 2019, in one or several occasions. In any event, except in the event of dismissal for serious misconduct or gross negligence, the exercisable BSAs must be exercised by the holder

Exhibit 4.16
within three (3) months of ceasing to be a member of the Company’s board of directors. If they are not exercised within this period or in the event of dismissal for serious misconduct or gross negligence, the exercisable BSAs will become null and void. Additionally, the BSAs will become fully exercisable (i) upon a change of control of the Company, (ii) if the Company is absorbed by another company or (iii) if the Company merges with one or several other companies resulting in the creation of a new entity or (iv) in case of a demerger.

f)The BSAs 2018-1 will be exercisable for one third on the allocation date, for one third on July 22, 2018 and the balance on January 22, 2019, in one or several occasions. In any event, except in the event of dismissal for serious misconduct or gross negligence, the exercisable BSAs must be exercised by the holder within three (3) months of ceasing to be a member of the Company’s board of directors. If they are not exercised within this period or in the event of dismissal for serious misconduct or gross negligence, the exercisable BSAs will become null and void. Additionally, the BSAs will become fully exercisable (i) upon a change of control of the Company, (ii) if the Company is absorbed by another company or (iii) if the Company merges with one or several other companies resulting in the creation of a new entity or (iv) in case of a demerger.

Validity period. All BSAs have a maximum validity period of 10 years as from their issuance.